Exhibit 99.1

TIME WARNER INC. REPORTS STRONG RESULTS FOR

2011 FOURTH QUARTER & FULL YEAR

Full-Year Highlights

—	Revenues increase 8% to $29.0 billion, highest growth rate since 2003

—	Adjusted Operating Income rises 9% to a record $5.9 billion

—	Adjusted EPS grows 20% to $2.89

—	Company repurchases 136 million shares for $4.6 billion

—	Company announces new $4 billion stock repurchase authorization

—	Board authorizes 11% increase in quarterly dividend

NEW YORK, February 8, 2012 – Time Warner Inc. (NYSE:TWX) today reported financial results for the three months and full year ending December 31, 2011.

Chairman and Chief Executive Officer Jeff Bewkes said: “In 2011, Time Warner had an ambitious agenda and we accomplished what we set out to do and more. We increased revenues 8%, Adjusted Operating Income 9%, and Adjusted EPS by 20%, which means we more than doubled Adjusted EPS over the past three years. That performance is a testament to the quality of our content, the strength of our brands, our creative and managerial talent and our competitive position. We also continued to roll out Content Everywhere versions of our products across all our divisions, harnessing technology to give consumers more ways, places and platforms on which to enjoy our great content. While investing aggressively to drive our long-term growth, we also returned $5.6 billion to our shareholders through dividends and share repurchases.”

Mr. Bewkes continued: “For 2012, we will execute against the same strategic priorities that have driven our success in recent years: We’re investing aggressively in programming, production and marketing. We’re further accelerating our Content Everywhere initiatives. We’re expanding our presence internationally in attractive territories. And we’re maintaining our strict focus on operating and capital efficiency. Reflecting both our confidence and our continued commitment to strong shareholder returns, today we also announced an increase in our dividend and a new $4 billion stock repurchase authorization.”

Full-Year Company Results

Full-year Revenues increased 8% from 2010 to $29.0 billion, reflecting growth at the Networks and Filmed Entertainment segments. Adjusted Operating Income rose 9% to $5.9 billion, due to strong results at all of the Company’s segments. Operating Income increased 7% to $5.8 billion. Adjusted Operating Income and Operating Income margins were each 20% in 2011, the same as in 2010.

The Company posted 2011 Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $2.89 versus $2.41 for the prior year. Diluted Income per Common Share was $2.71 compared to $2.25 in 2010.

In 2011, Cash Provided by Operations from Continuing Operations reached $3.4 billion, and Free Cash Flow totaled $2.7 billion. As of December 31, 2011, Net Debt was $16.0 billion, up from $12.9 billion at the end of 2010, due to share repurchases and dividends, as well as investment and acquisition spending, offset by the generation of Free Cash Flow.

Fourth-Quarter Company Results

Revenues increased 5% from the year-ago quarter to $8.2 billion, reflecting higher revenues at the Filmed Entertainment and Networks segments. Adjusted Operating Income rose 20% to $1.7 billion, driven by strong results across the Company’s segments. Adjusted Operating Income margins were 21% versus 18% in the 2010 quarter. Operating Income increased 17% to $1.7 billion in the quarter, while Operating Income margins were 20% compared to 18% in the 2010 quarter.

The Company posted Adjusted EPS of $0.94 for the three months ended December 31, 2011, compared to $0.67 for the same period in 2010. Diluted Income per Common Share was $0.76 versus $0.68 in the prior-year quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2011 through February 3, 2012, the Company repurchased approximately 144 million shares of common stock for approximately $4.9 billion. These amounts reflect the purchase of 34 million shares of common stock for approximately $1.2 billion since the amounts reported in the Company’s third-quarter 2011 earnings release issued on November 2, 2011.

As of December 31, 2011, the Company had approximately $384 million remaining on its repurchase authorization. In January 2012, the Company’s Board of Directors authorized an additional $4.0 billion for stock repurchases.

Regular Quarterly Dividend

On February 7, 2012, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 11% to $0.26 per share.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Networks	$3,499	$3,348	$13,654	$12,480
Filmed Entertainment	3,890	3,636	12,638	11,622
Publishing	1,044	1,056	3,677	3,675
Intersegment eliminations	(240)	(228)	(995)	(889)

Total Revenues	$8,193	$7,812	$28,974	$26,888

Adjusted Operating Income (Loss) (a):
Networks	$1,144	$904	$4,431	$4,165
Filmed Entertainment	433	416	1,279	1,105
Publishing	224	182	580	526
Corporate	(83)	(89)	(336)	(352)
Intersegment eliminations	(13)	12	(90)	(44)

Total Adjusted Operating Income	$1,705	$1,425	$5,864	$5,400

Operating Income (Loss) (a):
Networks	$1,138	$904	$4,416	$4,224
Filmed Entertainment	427	427	1,263	1,107
Publishing	207	171	563	515
Corporate	(86)	(90)	(347)	(374)
Intersegment eliminations	(13)	12	(90)	(44)

Total Operating Income	$1,673	$1,424	$5,805	$5,428

Depreciation and Amortization:
Networks	$92	$94	$367	$377
Filmed Entertainment	99	109	384	374
Publishing	34	35	142	149
Corporate	8	10	29	38

Total Depreciation and Amortization	$233	$248	$922	$938

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2011 and 2010 included restructuring and severance costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Networks	$(18)	$(1)	$(52)	$(6)
Filmed Entertainment	(8)	(13)	(41)	(30)
Publishing	(3)	(39)	(18)	(61)
Corporate	–	–	(2)	–

Total Restructuring and Severance Costs	$(29)	$(53)	$(113)	$(97)

Presented below is a discussion of the performance of Time Warner’s segments for the 2011 fourth quarter and full year. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Full-Year Results

Revenues grew 9% ($1.2 billion) to $13.7 billion, with increases of 6% ($495 million) in Subscription revenues, 12% ($453 million) in Advertising revenues and 21% ($202 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and international subscriber growth. The growth in Advertising revenues was driven by strong pricing domestically, sports programming, including the NCAA Division I Men’s Basketball Championship events (the “NCAA Tournament”), and growth at Turner’s international networks, including acquisitions. Content revenues benefited from higher sales of HBO original programming and higher licensing revenues at Turner.

Adjusted Operating Income increased 6% ($266 million) to $4.4 billion, reflecting higher revenues partly offset by increased expenses, including higher programming and marketing costs, as well as increased costs related to international growth. Programming costs grew 12%, due primarily to higher expenses for sports and original programming and international growth. The increase in sports programming costs related primarily to the NCAA Tournament. Adjusted Operating Income in the prior year benefited from a $58 million reserve reversal in connection with the resolution of litigation relating to the 2004 sale of the Atlanta Hawks and Thrashers sports franchises. Operating Income increased 5% ($192 million) to $4.4 billion. The prior year period included a gain of $59 million that was recognized upon the consolidation of HBO Central Europe, reflecting the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe.

After setting viewership records during the 2010-2011 season, the NBA on TNT has returned even stronger in the 2011-2012 season with strong double digit gains in total viewers and households over the same time period as last year through the first 15 games of the season. In January, The Big Bang Theory on TBS ranked as ad-supported cable’s #1 comedy series, and TBS was ad-supported cable’s #1 entertainment network with adults 18-49 in primetime. Adult Swim had its most-watched year ever and finished the year ranked #1 among all ad-supported cable networks for key adult and male viewers in total day delivery. For 2011, CNN U.S. primetime viewership was up nearly 30% compared to 2010 among adults 25-54.

In December 2011, HBO announced distribution deals for HBO GO and MAX GO, its authenticated online video services, with both Time Warner Cable Inc. and Cablevision Systems Corp. With the addition of these two affiliates, the services will be available to essentially all of HBO’s and Cinemax’s domestic subscribers.

At the 69th Annual Golden Globe Awards, HBO won three awards, including Best Actress – Mini-Series or TV Movie for Mildred Pierce and Best Actress – Comedy for Enlightened. For the 84th Academy Awards, HBO received three nominations, including Best Documentary Feature for Paradise Lost 3: Purgatory.

Fourth-Quarter Results

Revenues increased 5% ($151 million) to $3.5 billion, including increases of 5% ($89 million) in Subscription revenues, 2% ($25 million) in Advertising revenues and 16% ($42 million) in Content revenues. Advertising revenues benefited from international growth. Content revenues increased due to higher licensing revenues at Turner. Adjusted Operating Income rose 27% ($240 million) to $1.1 billion, driven by revenue growth and the timing of programming and marketing expenses. Operating Income rose 26% ($234 million) to $1.1 billion.

FILMED ENTERTAINMENT (Warner Bros.)

Full-Year Results

Revenues rose 9% ($1.0 billion) to $12.6 billion, led by the strong theatrical and home entertainment performance of Harry Potter and the Deathly Hallows: Part 2 and the home entertainment performance of Harry Potter and the Deathly Hallows: Part 1. Revenues also benefited from a stronger videogames release slate, higher television license fees, new subscription video-on-demand agreements and the favorable effect of foreign exchange rates. Key 2011 videogame releases included Batman: Arkham City, Mortal Kombat 9 and several LEGO titles. Television license fees increased due mainly to improved worldwide syndication, which included the off-network availability of The Big Bang Theory. This growth was offset in part by fewer home video releases and difficult theatrical comparisons to the prior year.

Adjusted Operating Income increased 16% ($174 million) to $1.3 billion, as a result of higher Revenues. Operating Income increased 14% ($156 million) to $1.3 billion.

In 2011, Warner Bros. grossed $4.7 billion at the worldwide box office, led by the top grossing film, Harry Potter and the Deathly Hallows: Part 2. Warner Bros. also became the first studio to exceed $4.0 billion in global box office for three consecutive years. In 2011, Warner Bros. remained #1 domestically in each of DVD sales, Blu-ray Disc sales, VOD and EST. Harry Potter and the Deathly Hallows: Part 1 and Harry Potter and the Deathly Hallows: Part 2 ranked among the top three selling DVDs domestically in 2011. For the 2011-2012 broadcast television season, Warner Bros. has produced more than 30 scripted primetime series, making it the leading supplier of primetime programming to the broadcast networks. Season-to-date through January 29, 2012, Warner Bros.’ 2 Broke Girls is the #1 new comedy series among households, adults 18-49 and total viewers. In 2011, Batman: Arkham City shipped more than 6 million units worldwide and was one of the top 10 best-selling games in North America. For the 84th Academy Awards, Warner Bros.’ films received five nominations, with two nominations for Extremely Loud & Incredibly Close (including Best Picture and Best Actor in a Supporting Role) and three for Harry Potter and the Deathly Hallows: Part 2.

Fourth-Quarter Results

Revenues rose 7% ($254 million) to $3.9 billion, due mainly to stronger home entertainment and videogame slates and new subscription video-on-demand agreements. This growth was offset partly by lower theatrical film revenues and lower television license fees. Adjusted Operating Income increased 4% ($17 million) to $433 million, due primarily to higher revenues offset partly by increased advertising expenses and higher overhead costs related in part to acquisitions. Operating Income of $427 million was flat compared to the prior year quarter.

PUBLISHING (Time Inc.)

Full-Year Results

Revenues were flat at $3.7 billion, reflecting decreases of 2% ($20 million) in Subscription revenues and 1% ($12 million) in Advertising revenues, offset by increases of 24% ($16 million) in Content revenues and 5% ($18 million) in Other revenues. Subscription revenues declined due primarily to lower domestic newsstand revenues and lower international subscription revenues resulting from the sales of certain magazines at IPC, offset partly by higher domestic subscription sales. Advertising revenues decreased due mainly to a decline in website advertising revenues attributable to the transfer of management of the SI.com and Golf.com websites to Turner in the fourth quarter of 2010, the sale of certain magazines at IPC and lower domestic magazine advertising revenues. These decreases were offset in part by higher custom publishing revenues. The increase in Other revenues was due primarily to license fees received from Turner related to the website management transfer.

Adjusted Operating Income increased 10% ($54 million) to $580 million, due primarily to lower restructuring and severance costs ($43 million). Operating Income increased 9% ($48 million) to $563 million.

Time Inc.’s 2011 share of overall domestic advertising was 21.0%, again leading the industry (Publishers Information Bureau data). As of December 31, 2011, all of Time Inc.’s 21 domestic magazines were available as tablet editions.

Fourth-Quarter Results

Revenues declined 1% ($12 million) to $1.0 billion, including decreases of 2% ($8 million) in Subscription revenues, 4% ($6 million) in Other revenues, offset in part by an increase of 17% ($4 million) in Content revenues. Advertising revenues were essentially flat compared to the fourth quarter of 2010. Adjusted Operating Income increased 23% ($42 million) to $224 million, due primarily to lower restructuring and severance costs ($36 million). Operating Income grew 21% ($36 million) to $207 million.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

For the year ended December 31, 2011, Adjusted EPS was $2.89 compared to $2.41 in 2010. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

The Company reported Net Income attributable to Time Warner Inc. shareholders of $2.9 billion, or $2.71 per diluted common share in 2011. This compares to Net Income attributable to Time Warner Inc. shareholders in 2010 of $2.6 billion, or $2.25 per diluted common share.

For the years ended December 31, 2011 and 2010, the Company reported Net Income of $2.9 billion and $2.6 billion, respectively.

Fourth-Quarter Results

Adjusted EPS was $0.94 for the three months ended December 31, 2011, compared to $0.67 in last year’s fourth quarter. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended December 31, 2011, the Company reported Net Income attributable to Time Warner Inc. shareholders of $773 million, or $0.76 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2010’s fourth quarter of $769 million, or $0.68 per diluted common share.

For the fourth quarter of 2011 and 2010, the Company reported Net Income of $772 million and $766 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; external costs related to mergers, acquisitions, or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2012 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 8, 2012. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and equivalents	$3,476	$3,663
Receivables, less allowances of $1,957 and $1,978	6,922	6,596
Inventories	1,890	1,920
Deferred income taxes	663	581
Prepaid expenses and other current assets	481	561

Total current assets	13,432	13,321

Noncurrent inventories and film costs	6,594	5,985
Investments, including available-for-sale securities	1,820	1,796
Property, plant and equipment, net	3,963	3,874
Intangible assets subject to amortization, net	2,232	2,492
Intangible assets not subject to amortization	7,805	7,827
Goodwill	30,029	29,994
Other assets	1,926	1,418

Total assets	$67,801	$66,707

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,815	$7,809
Deferred revenue	1,084	991
Debt due within one year	23	26

Total current liabilities	8,922	8,826

Long-term debt	19,501	16,523
Deferred income taxes	2,541	1,950
Deferred revenue	549	296
Other noncurrent liabilities	6,334	6,167

Equity
Common stock, $0.01 par value, 1.652 billion and 1.641 billion shares issued and 974 million and 1.099 billion shares outstanding	17	16
Paid-in-capital	156,114	157,146
Treasury stock, at cost (678 million and 542 million shares)	(33,651)	(29,033)
Accumulated other comprehensive loss, net	(852)	(632)
Accumulated deficit	(91,671)	(94,557)

Total Time Warner Inc. shareholders’ equity	29,957	32,940
Noncontrolling interests	(3)	5

Total equity	29,954	32,945

Total liabilities and equity	$67,801	$66,707

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Revenues	$8,193	$7,812	$28,974	$26,888
Costs of revenues	(4,732)	(4,542)	(16,311)	(15,023)
Selling, general and administrative	(1,664)	(1,717)	(6,439)	(6,126)
Amortization of intangible assets	(67)	(76)	(269)	(264)
Restructuring and severance costs	(29)	(53)	(113)	(97)
Asset impairments	(29)	(11)	(44)	(20)
Gain on operating assets	1	11	7	70

Operating income	1,673	1,424	5,805	5,428
Interest expense, net	(312)	(283)	(1,210)	(1,178)
Other loss, net	(180)	46	(229)	(331)

Income before income taxes	1,181	1,187	4,366	3,919
Income tax provision	(409)	(421)	(1,484)	(1,348)

Net income	772	766	2,882	2,571
Less Net loss attributable to noncontrolling interests	1	3	4	7

Net income attributable to Time Warner Inc. shareholders	$773	$769	$2,886	$2,578

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.78	$0.69	$2.74	$2.27

Average basic common shares outstanding	992.2	1,106.3	1,046.2	1,128.4

Diluted net income per common share	$0.76	$0.68	$2.71	$2.25

Average diluted common shares outstanding	1,010.7	1,124.2	1,064.5	1,145.3

Cash dividends declared per share of common stock	$0.2350	$0.2125	$0.9400	$0.8500

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2011	2010
OPERATIONS
Net income	$2,882	$2,571
Adjustments for noncash and nonoperating items:
Depreciation and amortization	922	938
Amortization of film and television costs	7,668	6,663
Asset impairments	44	20
(Gain) loss on investments and other assets, net	168	(6)
Equity in losses of investee companies, net of cash distributions	95	38
Equity-based compensation	225	199
Deferred income taxes	135	89
Changes in operating assets and liabilities, net of acquisitions	(8,691)	(7,198)

Cash provided by operations from continuing operations	3,448	3,314

INVESTING ACTIVITIES
Investments in available-for-sale securities	(34)	(16)
Investments and acquisitions, net of cash acquired	(348)	(919)
Capital expenditures	(772)	(631)
Investment proceeds from available-for-sale securities	16	-
Other investment proceeds	52	130

Cash used by investing activities from continuing operations	(1,086)	(1,436)

FINANCING ACTIVITIES
Borrowings	3,037	5,243
Debt repayments	(80)	(4,910)
Proceeds from exercise of stock options	204	121
Excess tax benefit on stock options	22	7
Principal payments on capital leases	(12)	(14)
Repurchases of common stock	(4,611)	(2,016)
Dividends paid	(997)	(971)
Other financing activities	(96)	(384)

Cash used by financing activities from continuing operations	(2,533)	(2,924)

Cash used by continuing operations	(171)	(1,046)

Cash used by operations from discontinued operations	(16)	(24)

DECREASE IN CASH AND EQUIVALENTS	(187)	(1,070)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,663	4,733

CASH AND EQUIVALENTS AT END OF PERIOD	$3,476	$3,663

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other(a)	Operating Income (Loss)
Networks	$1,144	$(6)	$-	$-	$1,138
Filmed Entertainment	433	(6)	1	(1)	427
Publishing	224	(17)	-	-	207
Corporate	(83)	-	-	(3)	(86)
Intersegment eliminations	(13)	-	-	-	(13)

Total	$1,705	$(29)	$1	$(4)	$1,673

Margin(b)	20.8%	(0.4%)	-	-	20.4%

Three Months Ended December 31, 2010

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other(a)	Operating Income (Loss)(c)
Networks	$904	$-	$-	$-	$904
Filmed Entertainment	416	-	11	-	427
Publishing	182	(11)	-	-	171
Corporate	(89)	-	-	(1)	(90)
Intersegment eliminations	12	-	-	-	12

Total	$1,425	$(11)	$11	$(1)	$1,424

Margin(b)	18.2%	(0.1%)	0.1%	-	18.2%

Please refer to pages 14 and 15 for additional information on items affecting comparability.

(a)

For 2011, Other includes amounts related to securities litigation and government investigations as well as external costs related to mergers, acquisitions or dispositions. For 2010, Other includes only amounts related to securities litigation and government investigations.

(b)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.
(c)	Operating Income (Loss) for the three months ended December 31, 2010 includes $8 million of external costs related to mergers, acquisitions or dispositions.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other(a)	Operating Income (Loss)
Networks	$4,431	$(6)	$(2)	$(7)	$4,416
Filmed Entertainment	1,279	(21)	9	(4)	1,263
Publishing	580	(17)	-	-	563
Corporate	(336)	-	-	(11)	(347)
Intersegment eliminations	(90)	-	-	-	(90)

Total	$5,864	$(44)	$7	$(22)	$5,805

Margin(b)	20.2%	(0.2%)	-	-	20.0%

Year Ended December 31, 2010

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other(a)	Operating Income (Loss)(c)
Networks	$4,165	$-	$59	$-	$4,224
Filmed Entertainment	1,105	(9)	11	-	1,107
Publishing	526	(11)	-	-	515
Corporate	(352)	-	-	(22)	(374)
Intersegment eliminations	(44)	-	-	-	(44)

Total	$5,400	$(20)	$70	$(22)	$5,428

Margin(b)	20.1%	(0.1%)	0.3%	(0.1%)	20.2%

Please refer to pages 14 and 15 for additional information on items affecting comparability.

(a)

For 2011, Other includes amounts related to securities litigation and government investigations as well as external costs related to mergers, acquisitions or dispositions. For 2010, Other includes only amounts related to securities litigation and government investigations.

(b)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.
(c)	Operating Income (Loss) for the year ended December 31, 2010 includes $23 million of external costs related to mergers, acquisitions or dispositions.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Asset impairments	$(29)	$(11)	$(44)	$(20)
Gain on operating assets	1	11	7	70
Other	(4)	(1)	(22)	(22)

Impact on Operating Income	(32)	(1)	(59)	28

Investment gains (losses), net	(167)	30	(168)	32
Amounts related to the separation of Time Warner Cable Inc.	5	(1)	(5)	(6)
Premiums paid and transaction costs incurred in connection with debt redemptions	-	-	-	(364)

Pretax impact(a)	(194)	28	(232)	(310)
Income tax impact of above items	21	(13)	43	131

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(173)	$15	$(189)	$(179)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$773	$769	$2,886	$2,578
Less impact of items affecting comparability on net income	(173)	15	(189)	(179)

Adjusted net income	$946	$754	$3,075	$2,757

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.76	$0.68	$2.71	$2.25
Less impact of items affecting comparability on diluted net income per common share	(0.18)	0.01	(0.18)	(0.16)

Adjusted EPS	$0.94	$0.67	$2.89	$2.41

Average diluted common shares outstanding	1,010.7	1,124.2	1,064.5	1,145.3

(a)

For the three months and year ended December 31, 2010, pretax impact amount does not include $8 million and $23 million, respectively, of external costs related to mergers, acquisitions or dispositions.

Asset Impairments

During the three months ended December 31, 2011, the Company recorded $29 million of noncash impairments. This reflected $6 million at the Networks segment primarily related to a trade name impairment, $6 million at the Filmed Entertainment segment related to various miscellaneous assets, and $17 million at the Publishing segment, $11 million of which related to a trade name impairment with the remainder relating to other miscellaneous assets. In addition, during the year ended December 31, 2011, the Company recorded $12 million of noncash impairments of capitalized software costs at the Filmed Entertainment segment and $3 million of other miscellaneous noncash impairments at the Filmed Entertainment segment.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended December 31, 2010, the Company recorded an $11 million noncash impairment at the Publishing segment related to certain intangible assets. In addition, during the year ended December 31, 2010, the Company recorded a $9 million noncash impairment of intangible assets at the Filmed Entertainment segment related to the termination of a videogames licensing relationship.

Gain on Operating Assets

For the three months ended December 31, 2011, the Company recognized a Gain on operating assets of $1 million. For the year ended December 31, 2011, the Company recognized a Gain on operating assets of $7 million, primarily related to $9 million of noncash income at the Filmed Entertainment segment related to a fair value adjustment on certain contingent consideration arrangements relating to acquisitions.

For the three months ended December 31, 2010, the Company recorded noncash income of $11 million at the Filmed Entertainment segment related to a fair value adjustment on certain contingent consideration arrangements relating to acquisitions. In addition, for the year ended December 31, 2010, the Company recognized a $59 million gain at the Networks segment upon the acquisition of the controlling interest in HBO Central Europe (“HBO CE”), reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO CE.

Other

Other reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $2 million and $8 million for the three months and year ended December 31, 2011, respectively, and $1 million and $22 million for the three months and year ended December 31, 2010, respectively. Other also reflects external costs related to mergers, acquisitions or dispositions of $2 million and $14 million for the three months and year ended December 31, 2011, respectively.

Investment Gains (Losses), Net

For the three months and year ended December 31, 2011, the Company recognized $165 million and $166 million, respectively, of miscellaneous investment losses, net including a $163 million impairment related to Central European Media Enterprises Ltd. In addition, for both the three months and year ended December 31, 2011, the Company recognized a noncash loss of $2 million related to fair value adjustments on certain options to redeem securities.

For the three months and year ended December 31, 2010, the Company recognized $11 million and $13 million, respectively, of miscellaneous investment gains, net. In addition, for both the three months and year ended December 31, 2010, the Company recognized noncash income of $19 million related to fair value adjustments on certain options to redeem securities.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months and year ended December 31, 2011, the Company recognized $9 million and $4 million, respectively, of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees and $4 million and $9 million, respectively, of other loss for the three months and year ended December 31, 2011 related to changes in the value of a TWC tax indemnification receivable.

For the three months and year ended December 31, 2010, the Company recognized $1 million and $6 million of other loss, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Premiums Paid and Transaction Costs Incurred in Connection with Debt Redemptions

For the year ended December 31, 2010, the Company recognized $364 million of premiums paid and transaction costs incurred in connection with debt redemptions, which were recorded in other income (loss), net in the accompanying consolidated statement of operations. During the year ended December 31, 2010, the Company repurchased and redeemed all $1.0 billion aggregate principal amount of the 5.50% Notes due 2011 of Time Warner, $1.362 billion aggregate principal amount of the outstanding 6.875% Notes due 2012 of Time Warner, $568 million aggregate principal amount of the outstanding 9.125% Debentures due 2013 of Historic TW Inc. (as successor by merger to Time Warner Companies, Inc.) and all $1.0 billion aggregate principal amount of the 6.75% Notes due 2011 of Time Warner.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provisions or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Cash provided by operations from continuing operations	$1,302	$995	$3,448	$3,314
Add payments related to securities litigation and government investigations	2	1	8	22
Add external costs related to mergers, acquisitions, investments or dispositions	2	-	14	-
Add excess tax benefits on stock options	3	2	22	7
Less capital expenditures	(261)	(294)	(772)	(631)
Less principal payments on capital leases	(3)	(3)	(12)	(14)

Free Cash Flow	$1,045	$701	$2,708	$2,698

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks and premium pay television services that provide programming; Filmed Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing.

Note 2.   INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Intersegment Revenues
Networks	$32	$26	$92	$89
Filmed Entertainment	196	189	854	778
Publishing	12	13	49	22

Total intersegment revenues	$240	$228	$995	$889

Note 3.   FILMED ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Year Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Home video and electronic delivery of theatrical product revenues	$1,159	$927	$2,829	$2,707
Home video and electronic delivery of television product revenues	411	289	830	790